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Exhibit 23.4

CONSENT OF TAX COUNSEL

        We consent to the reference to our firm under the caption "Legal Matters" in the accompanying Registration Statement on Form S-4 filed by Simon Property Group, Inc. under the Securities Act of 1933, as amended (the "Act") and the proxy statement/prospectus to be distributed to shareholders of Chelsea Property Group, Inc. in connection with the Merger Agreement dated as of June 20, 2004. We also consent to the filing of our form of opinion to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

/s/ BAKER & DANIELS

Indianapolis, Indiana
August 31, 2004

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CONSENT OF TAX COUNSEL